Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

bea.com/news

408-570-8004

BEA Provides Update on Internal Stock Option Review

SAN JOSE, Calif. — Dec. 4, 2006 — BEA Systems, Inc., a world leader in enterprise infrastructure software, today provided an update on its internal stock option review.

As previously announced, the Audit Committee of the Board of Directors of BEA Systems, Inc. (the “Company”) is conducting a review of the Company’s historical stock option grants. The Audit Committee, with the assistance of independent legal and forensic accounting experts, has reached a determination that, under applicable accounting principles, the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. The Company expects that the difference in these measurement dates will result in material non-cash, stock-based compensation expenses. Accordingly, on Nov. 30, 2006, the Company’s Audit Committee, after consultation with the Company’s management and Board of Directors, determined that the Company’s previously issued financial statements should no longer be relied upon. Consequently, the Company will restate previously issued financial statements as necessary.

The Audit Committee has not completed its work nor reached final conclusions, and is continuing its review of the circumstances that gave rise to the differences in option measurement dates. The Audit Committee has not reviewed all stock options for which the accounting measurement dates may have been incorrectly determined, nor determined the final aggregate amount of additional stock-based compensation expenses that may need to be recorded or the amount of such expenses that may need to be recorded in any specific prior period or in any future period.

The Audit Committee has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to liabilities on behalf of the Company which may have to be satisfied in any future period.

The Audit Committee and the Company’s management have discussed these matters with Ernst & Young LLP, the Company’s independent registered public accounting firm.

The Audit Committee is making every effort to complete its review, and the Company will make every effort to become current in its public filings as soon as practicable following the completion of the Audit Committee’s review.

About BEA

BEA Systems, Inc. (NASDAQ: BEAS) is a world leader in enterprise infrastructure software. BEA’s SOA 360° platform is designed to be the industry’s most unified SOA platform for business transformation and optimization, by helping to improve cost structures and grow new revenue streams. Information about how BEA is enabling customers to achieve Business LiquidITy™ can be found at bea.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Audit Committee’s review of historical stock option grants and the potential financial, accounting and tax impact of that review; the determination that differences in the actual measurement dates for certain stock options compared to the recorded measurement dates for those options will result in material non-cash, stock-based compensation expenses; BEA’s restatement of previously issued financial statements; the Audit Committee’s continuing review of historical stock option grants and the circumstances that gave rise to differences in option measurement dates; the Audit Committee’s ongoing review of stock options for which the accounting measurement dates may have been incorrectly determined; the aggregate amount of additional stock-based compensation expenses that may need to be recorded or the amount of such expenses that may need to be recorded in any specific prior period or in any future period; the tax consequences that may result from the stock option review and whether tax consequences will give rise to liabilities on behalf of BEA which may have to be satisfied in any future period; the Audit Committee making every effort to complete its investigation; and BEA’s intent to become current in its public filings as soon as practicable following the completion of the Audit Committee’s review. Actual results and outcomes could differ significantly from our current expectations due to a range of factors, including the discovery of additional information relevant to the review, the application of accounting or tax principles in an unanticipated manner, and an unanticipated delay in the completion of the review. For additional factors and risks, please refer to our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, as well as disclosures in subsequent SEC filings.

The Audit Committee’s review regarding historical stock option grants is ongoing, and there can be no assurances regarding the outcome of that review or the financial, accounting or tax impact resulting from the review. Further, other matters may come to the attention of the Audit Committee during the course of its review that will require additional adjustments to BEA’s financial statements. The review and the outcome thereof may also have an impact on our ability to file required reports with the Securities and Exchange Commission (“SEC”) on a timely basis; our ability to meet the requirements of The NASDAQ Stock Market for continued listing of our shares; and potential claims and proceedings relating to such matters, including shareholder or employee litigation or action by the SEC or other governmental agencies.

The forward-looking statements and risks stated in this press release are based on information available to BEA today. BEA assumes no obligation to update them.

For More Information:

Investor Contact

Kevin Faulkner, Vice President, Investor Relations

BEA SYSTEMS, INC.

+1-408-570-8293

kevin.faulkner@bea.com

Media Contact

May Petry, Senior Director, Corporate Public Relations

BEA SYSTEMS, INC.

+1-408-570-8704

may.petry@bea.com

Copyright © 2006 BEA Systems, Inc. All rights reserved. BEA, Built on BEA, Jolt, Joltbeans, Steelthread, Top End, Tuxedo, BEA WebLogic Server, BEA JRockit, BEA Liquid Data for WebLogic, and WebLogic are registered trademarks of BEA Systems, Inc. BEA AquaLogic, BEA AquaLogic Data Services Platform, BEA AquaLogic Enterprise Security, BEA AquaLogic Service Bus, BEA dev2dev Subscriptions, BEA eLink, BEA MessageQ, BEA WebLogic Communications Platform, BEA WebLogic Enterprise, BEA WebLogic Enterprise Platform, BEA WebLogic Enterprise Security, BEA WebLogic Express, BEA WebLogic Integration, BEA WebLogic Java Adapter for Mainframe, BEA WebLogic JDriver, BEA WebLogic Log Central, BEA WebLogic Network Gatekeeper, BEA WebLogic Platform, BEA WebLogic Portal, BEA WebLogic SIP Server, BEA WebLogic WorkGroup Edition, BEA WebLogic Workshop, microServices Architecture and Business LiquidITy are trademarks of BEA Systems, Inc. BEA Mission Critical Support is a service mark of BEA Systems, Inc. All other company and product names may be the subject of intellectual property rights reserved by third parties.

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